Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:    Anna E. Torma

(512) 433-5312

FORESTAR ANNOUNCES DIRECTOR NOMINATION AGREEMENTS

WITH CARLSON CAPITAL AND COVE STREET CAPITAL

AUSTIN, TEXAS, February 8, 2016 — Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) today announced that it has reached agreements with Carlson Capital, L.P. and Cove Street Capital, LLC, regarding the membership and composition of the Board of Directors of the Company.

Under the terms of the agreement with Carlson Capital, L.P., the Company appointed Richard D. Squires of Lennox Capital Partners to serve as a Director of the Company. Under the terms of the agreement with Cove Street Capital, LLC, the Company appointed Ashton Hudson of Rock Creek Capital to serve as a Director of the Company.  In connection with the agreements, Kathleen Brown and Charles W. Matthews have resigned from the Board.

As part of the agreements, Carlson Capital, L.P. and Cove Street Capital, LLC have agreed to vote their shares in favor of the Board’s recommended director nominees and certain other proposals the Board may recommend to stockholders for approval at the 2016 Annual Meeting and abide by other customary standstill provisions through early 2017, subject to certain adjustments.

“Forestar’s Board of Directors and management team are transforming the Company through our strategic initiatives to reduce operating expenses, exit non-core assets and focus on creating value. The additions of Mr. Squires and Mr. Hudson to the Board will provide additional value to the Company.  I would like to thank Kathleen Brown and Charles Matthews for their dedication and contribution to our Company. We sincerely appreciate their guidance and service,” said Phil Weber, Chief Executive Officer of Forestar.

“These changes bring additional real estate expertise to the Board and mark another important step in the evolution of Forestar,” stated Jeffrey Bronchick, CFA, the lead Principal of Cove Street Capital, LLC. “The Board and management team are dedicated to delivering value to shareholders from Forestar’s portfolio of undervalued assets. We are highly confident in the ability of the team to deliver.”

Richard D. Squires is Managing Director and Co-Founder of Lennox Capital Partners, LLC, a special situations and value-oriented investment fund in publicly-traded debt, equity and bankruptcy securities and Delos Shipping, LLC, a private equity vehicle focused primarily on global product and chemical tanker acquisitions since 2010.  Mr. Squires is also a Managing Director and Co-Founder of SPI Holdings, LLC, a real estate company with land, retail, office, hotel, mini-storage and industrial assets, since 1995, and owner and founder of RS Holdings, Inc., which with its partner, Maxxam, Inc., completed the first ever RTC bulk sale in 1991. In addition, Mr. Squires worked at various Bass Brothers and Rainwater Inc. affiliated companies from 1984 to 1990 in real estate acquisitions, investments, corporate strategy and liquidation. He has previously served on the Board of Directors of Boss Holdings, Inc., Crown American Bank, Box Energy Corp. and GSTV.  Mr. Squires holds a B.S.in Accounting from Pennsylvania State University and an MBA from Harvard University.

Ashton Hudson is President and General Counsel of Rock Creek Capital, an alternative asset manager with significant land holdings throughout the southeast, and has been a partner and member of the Rock Creek Investment Committee since 2002. Mr. Hudson is responsible for Rock Creek’s day-to-day operations as well as for overseeing the negotiation, structuring and execution of all the firm’s investments. Previously, Mr. Hudson practiced law with the firm of Parker, Hudson, Rainer & Dobbs LLP, where his legal practice was primarily focused on corporate finance, mergers and acquisitions, and general corporate law. He is a former owner and manager of Timbervest, LLC, one of the first Timber Investment Management Organizations (TIMO), and he currently serves on the Board of Directors of various private companies including Turner Pest Control, one of the fastest growing pest control providers in the United States. Mr. Hudson holds a Bachelor of Business Administration from Wake Forest University and a Juris Doctorate from the Wake Forest University School of Law.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At third quarter-end 2015, the real estate segment owns directly or through ventures 106,000 acres of real estate located in 12 states and 15 markets in the U.S.  The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 80 entitled, developed and under development projects in 11 states and 14 markets encompassing 10,700 acres, comprised of 17,400 planned residential lots and approximately 1,900 commercial acres. The oil and gas segment includes approximately 914,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 324,000 net acres of non-core leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas.  These leasehold interests include about 9,000 net mineral acres in the prolific Bakken and Three Forks formations.  The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater rights on approximately 1.4 million surface acres in Texas, Louisiana, Georgia and Alabama and groundwater production from leases on about 20,000 surface acres in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.